EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Gandy, Director of Investor Relations, Phone: (713) 866-6050

WEINGARTEN REALTY INVESTORS ANNOUNCES
RENEWED AND EXTENDED CREDIT FACILTY

HOUSTON, TEXAS (February 16, 2010) -- Weingarten Realty Investors (NYSE: WRI) announced today it has closed on an amended and restated three-year $500 million unsecured revolving credit facility.

The amended facility will mature in February of 2013.  Borrowing rates under the amended facility float at a margin over LIBOR, plus a facility fee.  The borrowing margin and facility fee are priced off a grid that is tied to Weingarten’s senior unsecured credit ratings. The amended facility also contains a competitive bid option feature that will allow the Company to request bids for up to $250 million.  Additionally, the amended facility contains an accordion feature, which allows the Company the ability to increase its facility amount up to $700 million.

J.P. Morgan Securities Inc. and Banc of America Securities LLC were Joint Bookrunners and Co-Arrangers. JPMorgan Chase Bank, N.A. serves as the Administrative Agent, Bank of America, N.A. serves as the Syndication Agent, and Wells Fargo Bank, National Association, PNC Bank, National Association, Regions Bank and Royal Bank of Canada all serve as Documentation Agents.  Other lenders involved in the transaction include BBVA Compass Bank, Sumitomo Mitsui Banking Corporation, U.S. Bank National Association, Chevy Chase Bank, a division of Capital One, N.A., The Northern Trust Company, The Bank of Nova Scotia and Scotiabanc, Inc.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer.  At December 31, 2009, the company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 376 developed income-producing properties and 13 properties under various stages of construction and development. The total number of properties includes 307 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The company also owns 76 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas.   At December 31, 2009, the company’s portfolio of properties was approximately 70.0 million square feet.  To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com